Exhibit 3.1

D PC	The Commonwealth of Massachusetts William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1) Exact name of corporation:	Boston Private Financial Holdings, Inc.

(2) Registered office address:	Ten Post Office Square
(number, street, city or town, state, zip code)

(3) These articles of amendment affect article(s):	Article VI
(specify the number(s) of article(s) being amended (I-VI))

(4) Date adopted:	April 17, 2013
(month, day, year)

(5) Approved by:

(check appropriate box)

☐	the incorporators.

☐	the board of directors without shareholder approval and shareholder approval was not required.

☒	the board of directors and the shareholders in the manner required by law and the articles of organization.

(6) State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

See Annex A, amending Article VI, Section 6.1 in its entirety, which is attached hereto and incorporated herein by reference.

See Annex B, amending Article VI, Section 6.9 in its entirety, which is attached hereto and incorporated herein by reference.

P.C.

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

(7) The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified:

*	G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

Signed by:	/s/ Margaret W. Chambers	,
(signature of authorized individual)

☐	Chairman of the board of directors,

☐	President,

☒	Other officer,

☐	Court-appointed fiduciary,

on this 17th day of April, 2013.

Examiner Name approval C M

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of $         having been paid, said articles are deemed to have been filed with me this      day of              , 20     , at         a.m./p.m.

                                 time

Effective date:

(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

Filing fee: Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

TO BE FILLED IN BY CORPORATION

Contact Information:

Margaret W. Chambers

Boston Private Financial Holdings, Inc.

Ten Post Office Square, Boston, MA 02109

Telephone: (617) 646-4822

Email: mchambers@bostonprivate.com

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.

ANNEX A

ARTICLE 6: OTHER LAWFUL PROVISIONS

SECTION 6.1 Directors.

(i) Subject to this Section 6.1(i), the Board of Directors shall be and is divided into three classes (Class I, Class II and Class III). The initial directors of the corporation shall hold office as follows: the first class of directors shall hold office initially for a term expiring at the annual meeting of stockholders to be held in 1995, the second class of directors shall hold office initially for a term expiring at the annual meeting of stockholders to be held in 1996, and the third class of directors shall hold office initially for a term expiring at the annual meeting of stockholders to be held in 1997, with the members of each class to hold office until their respective successors are duly elected and qualified. At each annual meeting of stockholders of the corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their respective successors are elected and qualified, until the annual meeting of stockholders to be held in 2013. Beginning with the annual meeting of stockholders to be held in 2013, directors shall be elected annually for terms of one year, except that any director in office at the 2013 annual meeting whose three-year term expires at the annual meeting of stockholders to be held in calendar year 2014 or 2015 shall continue to hold office until the end of the three-year term for which such director was elected and until such director’s successor shall have been elected and qualified. At the annual meeting of stockholders to be held in 2016 and at each annual meeting of stockholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such directors’ successors shall have been elected and qualified.

(ii) Subject to the rights of the holders of any preferred stock then outstanding, a director or the entire Board of Directors may be removed by the stockholders only if the number of votes cast to remove such director exceeds the number of votes cast not to remove such director, and then, only for cause. For purposes of this Section 6.1, “cause” shall be defined to mean only the following: (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of an act involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Corporation.

ANNEX B

ARTICLE 6: OTHER LAWFUL PROVISIONS

SECTION 6.9 Amendment of Articles of Organization. No amendment, addition, alteration, change or repeal of these Articles of Organization shall be made, unless the same is first approved by the affirmative vote of at least a majority of the directors of the corporation then in office, and thereafter approved by the stockholders by an affirmative vote of not less than a majority of the total votes eligible to be cast at a duly constituted meeting, or, in the case of Articles 1 or 3 of the Articles, by an affirmative vote of not less than a majority of the total votes eligible to be cast at a duly constituted meeting. Unless otherwise provided by law, any amendment, addition, alteration, change or repeal so acted upon shall be effective on the date it is filed with the Secretary of State of The Commonwealth of Massachusetts or on such other date as specified in such amendment, addition, alteration, change or repeal and/or as the Secretary of State may specify.